As filed with the Securities and Exchange Commission on October 21, 2008
Registration No. 333-145214

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1 to Form S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
DARWIN PROFESSIONAL UNDERWRITERS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	03-0510450 (IRS Employer Identification No.)

9 Farm Springs Road, Farmington, CT (Address of Principal Executive Offices)	06032 (Zip Code)
Mark I. Rosen
General Counsel
9 Farm Springs Road
Farmington, CT 06032
(860) 284-1300
(Name, address, and telephone number of agent for service)
with copies to:
Wesley D. Dupont, Esq.
Allied World Assurance Company Holdings, Ltd
27 Richmond Road
Pembroke HM 08, Bermuda
(441) 278-5400

     Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters those Shares of common stock that remain unsold hereunder as of the date hereof.
     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 relates to the following Registration Statement filed by Darwin Professional Underwriters, Inc., a Delaware corporation (the “Company”), on Form S-3 (the “Registration Statement”):
     Registration Statement 333-145214 pertaining to the “shelf” registration of 9,371,096 shares of the Company’s common stock, par value $0.01 per share, which was filed with the Securities and Exchange Commission on August 8, 2007.
     On October 20, 2008, Allied World Merger Company (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Allied World Assurance Company Holdings, Ltd (“Allied World”), a Bermuda company, merged with and into the Company (the “Merger”) pursuant to an Agreement and Plan of Merger, dated as of June 27, 2008, by and among Allied World, Merger Sub and the Company (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, each share of the Company’s common stock outstanding at the effective time of the Merger (the “Effective Time”), except for shares owned by the Company, the Company’s subsidiaries, Allied World, Merger Sub, any wholly-owned subsidiary of Allied World or Merger Sub or any stockholders who properly exercised appraisal rights under Delaware law, was converted into the right to receive $32.00 in cash. As a result of the Merger, the Company became a wholly-owned subsidiary of Allied World.
     As a result of the consummation of the transactions contemplated by the Merger Agreement, and pursuant to the undertakings contained in such Registration Statement, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all the shares of the Company’s common stock that remain unsold hereunder as of the Effective Time. As a result of this deregistration, no such shares remain registered pursuant to the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing an amendment on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 21, 2008.

DARWIN PROFESSIONAL UNDERWRITERS, INC.
By:	/s/ W. Gordon Knight
	Name:	W. Gordon Knight
	Title:	President

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ W. Gordon Knight W. Gordon Knight	President and Director	October 21, 2008

/s/ John L. Sennott, Jr. John L. Sennott, Jr.	Executive Vice President and Chief Financial Officer	October 21, 2008

/s/ Scott A. Carmilani Scott A. Carmilani	Director	October 21, 2008

/s/ Richard Jodoin Richard Jodoin	Director	October 21, 2008

/s/ John McElroy John McElroy	Director	October 21, 2008